Exhibit T3A.10

Brønnøysund Register Centre

Company Certificate

Organization No:	835 302 202
Name/company	INTRUM AS
Business address:	Lysaker torg 8
1366 Lysaker

Brønnøysund Register Centre 21.01.2025

Brønnøysund Register Centre

Postal address: 8910 Brønnøysund

Phones: Information Phone 75 00 75 00 Fax 75 00 75 05

Email: firmapost@brreg.no Internet: www.brreg.no

Organization number: 974 760 673

Brønnøysund Register Centre	Company

Organization number:	835 302 202

Organizational form:	Limited company

Foundation Date:	21.05.1984

Transferred to
The Register of
Business Enterprises:	18.05.1988
Company name:	INTRUM AS

Business address:	Lysaker torg 8
1366 Lysaker
Municipality:	3201 BÆRUM
Country:	Norway

Postal address:	PO Box 283 Skøyen 0213 OSLO

Phone:	23 21 10 00

Special information:	The company has decided to incorporate:
Org.nr 945 153 547
INTRUM OBLIGATIONS AS
Lysaker torg 8
1366 Lysaker

Share capital NOK:	60 000 000,00

General Manager:	Steinar Nielsen

Board of Directors:
Chairman of the Board:	Tommi Juhani Sova	Representative of
	0000 Blank	the A-shareholders

Board Member:	Ole Henrik Andreassen
	Bjørn Anton Knoll	Representative of
the employees
	Leif Erik Thorstensen	Representative of
the employees
	Marthe Sydskjør	Representative for
the employees

Deputy Member:	Petter Sollie Jacobsen	Representative of
the employees
	Kristian Brekke	Representative for
the

21.01.2025 at 10:12 a.m.	Brønnøysund Register Centre	Page 1 of 2

Brønnøysund Register Centre	Company

Signature:	Two board members jointly.

Auditor:	Approved Audit Company
Organization number 980 211 282
DELOITTE AS
Queen Eufemias Gate 14
0191 OSLO

Statutory purpose:
debt collection Business, credit reporting business and everything that is associated with it, as well as participation in other activities either directly or indirectly through share deposits, etc. and acquisitions and operation of real estate.

21.01.2025 at 10:12 a.m.	Brønnøysund Register Centre	Page 2 of 2